Exhibit 99.1

Lincoln Educational Services Reports 30.6% Student Start Growth, Double Digit Revenue Growth, Significant Operating and Net Income Improvement During Q1; Raises 2021 Guidance

Conference call today at 10 a.m. ET

PARSIPPANY, N.J., May 10, 2021 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today, reported operating and financial results for the first quarter as well as recent business developments.

First Quarter 2021 vs First Quarter 2020 Operating and Financial Highlights

•	New student starts rose 30.6%, or by approximately 800 students.
•	Ending student population increased 15.5% to 12,646.
•	Revenue increased 11.4% to $78.0 million.
•	Operating income of $6.0 million versus operating loss of $1.3 million.
•	Net income of $4.5 million versus net loss of $1.8 million.
•	Adjusted EBITDA* of $8.4 million versus $0.8 million.

*See Use of “Non-GAAP Financial Information” below.

“Lincoln is off to a strong start in 2021 and the first quarter put us ahead of our plan for the full year. As a result of our performance, and the trends we are experiencing and expect for the remainder of the year, we have been able to increase some of our annual guidance metrics,” commented Scott Shaw, President & CEO.

“Student start growth continued to accelerate during the quarter, reflecting the continued effectiveness of our marketing initiatives. During the second quarter, we plan to launch a new Medical Assistant program, and a Welding program, at two of our existing campuses. With the increased attention in Washington on programs to address the nation’s ailing infrastructure, we are well positioned with our current curriculums to play a vital role in this effort”.

2021 FIRST QUARTER FINANCIAL RESULTS
(Quarter ended March 31, 2021 compared to quarter ending March 31, 2020)

•
Revenue increased $8.0 million, or 11.4% to $78.0 million from $70.0 million.  The increase was largely due to the 9.8% increase in average student population compared to the prior year.  The primary revenue drivers were beginning the year with approximately 1,000 more students than at the beginning of 2020, coupled with the quarters increase in new student starts.

•
Student starts increased 30.6% or by approximately 800 students over the prior year comparable period.  Contributing to the favorable comparison approximately 300 student starts scheduled for last year’s first quarter were delayed to the second quarter due to the onset of the pandemic.  Student starts have consistently grown over the last three years.

•
Educational services and facilities expense increased $2.1 million, or 7.0% to $32.3 million from $30.2 million in the prior year comparable quarter. The increase was due mainly to a higher student population.

•
Selling, general and administrative expense decreased $1.5 million, or 3.7% to $39.6 million from $41.1 million in the prior year comparable quarter.  The decrease was partially due to a $2.4 million reduction in bad debt expense resulting from the new government guidance on the uses of institutional CARES Act funds.

•	Operating income increased to $6.0 million from an operating loss of $1.3 million in the prior year comparable quarter.
•	Pre-tax income increased to $5.7 million, from a pre-tax loss of $1.7 million in the prior year comparable quarter.
•
Provision for income taxes increased to $1.2 million, from less than $0.1 million in the prior year comparable quarter.  The increase quarter over quarter was due to the reversal of a full valuation allowance at December 31, 2020, resulting in an effective tax rate of 21.7% in the current quarter.

•	Net income improved to $4.5 million, or $0.13 per diluted share, compared to a net loss of $1.8 million, or $0.08 per diluted share.

FIRST QUARTER SEGMENT RESULTS

Transportation and Skilled Trades Segment
Revenue increased $6.6 million, or 13.5%, to $55.7 million from $49.1 million in the prior year comparable quarter.  The increase was due primarily to a 10.2% increase in average student population, driven by starting the year with approximately 570 more students than in the prior year, coupled with a 36.0% increase in student starts.

Operating income improved to $12.3 million from $4.8 million in the prior year comparable quarter.

Healthcare and Other Professions Segment
Revenue increased $1.3 million, or 6.4%, to $22.3 million from $21.0 million in the prior year comparable quarter primarily due to an 8.9% increase in average student population, driven by starting the year with approximately 470 more students than in the prior year, coupled with a 21.4% increase in student starts.

Operating income increased 47.5%, to $2.9 million from $2.0 million in the prior year comparable quarter.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $9.3 million and $8.2 million for each of the three months ended March 31, 2021 and 2020, respectively.

2021 OUTLOOK
The Company is updating its outlook for 2021 as follows:

•	Reaffirming annual revenue growth of 7% to 12% over 2020.
•	Reaffirming full year student starts growth of 5% to 10% over 2020.
•	Raising adjusted EBITDA by $3.0 million to between $32.0 million and $37.0 million as compared to $23.9 million in 2020.
•	Raising pre-tax Income by $3.0 million to between $22.0 million and $27.0 million as compared to $13.5 million in 2020.
•	Reaffirming capital expenditures of approximate $7.5 million.

*Adjusted EBITDA is defined as EBITDA plus non-cash stock compensation expense.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time to discuss results.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu.
Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 1368208.
Please log in or dial into the call at least 10 minutes prior to the start time.

•	An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.
•	A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 1368208.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION
Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap.  For 75 years, Lincoln has offered and continues to offer recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades and the Healthcare and Other Professions. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that students will return from leaves of absence and be able to complete their programs of study with in-person labs and available externships and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended March 31, (Unaudited)
	2021	2020

REVENUE	$77,996	$70,041
COSTS AND EXPENSES:
Educational services and facilities	32,344	30,238
Selling, general and administrative	39,633	41,149
Total costs & expenses	71,977	71,387
OPERATING INCOME (LOSS)	6,019	(1,346)
OTHER:
Interest expense	(285)	(354)
INCOME (LOSS) BEFORE INCOME TAXES	5,734	(1,700)
PROVISION FOR INCOME TAXES	1,245	50
NET INCOME (LOSS)	$4,489	$(1,750)
PREFERRED STOCK DIVIDENDS	304	-
INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$4,185	$(1,750)
Basic
Net income (loss) per common share	$0.13	$(0.08)
Diluted
Net income (loss) per common share	$0.13	$(0.08)
Weighted average number of common shares outstanding:
Basic	24,889	24,598
Diluted	24,889	24,598
Other data:

Adjusted EBITDA (1)	$8,413	$836
Depreciation and amortization	$1,901	$1,890
Number of campuses	22	22
Average enrollment	12,336	11,237
Stock-based compensation	$493	$292
Net cash used in operating activities	$(8,299)	$(11,947)
Net cash used in investing activities	$(1,219)	$(1,287)
Net cash used in financing activities	$(1,766)	$(15,669)

Selected Consolidated Balance Sheet Data:	March 31, 2021 (Unaudited)

Cash and cash equivalents	$26,742
Current assets	70,782
Working capital	10,232
Total assets	239,853
Current liabilities	60,550
Long-term debt obligations, including current portion, net of deferred financing fees	16,757
Series A convertible preferred stock	11,982
Total stockholders' equity	94,860

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and Adjusted EBITDA are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense.

EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31, (Unaudited)
	2021	2020

Net income (loss)	$4,489	$(1,750)
Interest expense, net	285	354
Provision for income taxes	1,245	50
Depreciation and amortization	1,901	1,890
EBITDA	7,920	544
Stock compensation expense	493	292
Adjusted EBITDA	$8,413	$836

	Three Months Ended March 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2021	2020	2021	2020	2021	2020

Net income (loss)	$12,324	$4,840	$2,949	$2,001	$(10,784)	$(8,591)
Interest expense, net	-	-	-	-	285	354
Provision for income taxes	-	-	-	-	1,245	50
Depreciation and amortization	1,672	1,659	116	120	113	111
EBITDA	13,996	6,499	3,065	2,121	(9,141)	(8,076)
Stock compensation expeense	-	-	-	-	493	292
Adjusted EBITDA	$13,996	$6,499	$3,065	$2,121	$(8,648)	$(7,784)

	Three Months Ended March 31,
	2021	2020	% Change
Revenue:
Transportation and Skilled Trades	$55,670	$49,056	13.5%
Healthcare and Other Professions	22,326	20,985	6.4%
Total	$77,996	$70,041	11.4%

Operating Income (Loss):
Transportation and Skilled Trades	$12,324	$4,840	154.6%
Healthcare and Other Professions	2,949	2,000	47.5%
Corporate	(9,254)	(8,186)	-13.0%
Total	$6,019	$(1,346)	547.2%

Starts:
Transportation and Skilled Trades	2,339	1,720	36.0%
Healthcare and Other Professions	1,209	996	21.4%
Total	3,548	2,716	30.6%

Average Population:
Transportation and Skilled Trades	8,032	7,305	10.0%
Leave of Absence - COVID-19	(15)	(33)	54.5%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	8,017	7,272	10.2%

Healthcare and Other Professions	4,409	3,987	10.6%
Leave of Absence - COVID-19	(90)	(22)	-309.1%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,319	3,965	8.9%

Total	12,441	11,292	10.2%
Total Excluding Leave of Absence - COVID-19	12,336	11,237	9.8%

End of Period Population:
Transportation and Skilled Trades	8,212	7,250	13.3%
Leave of Absence - COVID-19	(19)	(131)	85.5%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	8,193	7,119	15.1%

Healthcare and Other Professions	4,532	4,021	12.7%
Leave of Absence - COVID-19	(79)	(193)	59.1%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,453	3,828	16.3%

Total	12,744	11,271	13.1%
Total Excluding Leave of Absence - COVID-19	12,646	10,947	15.5%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322